EXHIBIT 5.1

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
+1-415-773-5700
orrick.com
February 11, 2022

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, California 94089

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of December 10, 2021 (the “Merger Agreement”), by and among Juniper Networks, Inc., a Delaware corporation (the “Company”), WiteSand Systems Inc., and certain other parties, the Company assumed restricted stock unit awards (the “Assumed Awards”) granted under the WiteSand Systems Inc. 2019 Equity Incentive Plan (the “Plan”) covering an aggregate of 310,848 shares of the Company’s common stock (“Shares”), $0.00001 par value per Share.

We have acted as counsel for the Company, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 310,848 Shares that will be issued upon the settlement of the Assumed Awards. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued with respect to such Assumed Awards.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Registration Statement, (iv) the Plan, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such

February 11, 2022

parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the Assumed Awards have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Assumed Awards, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP